Exhibit 16.1

April 30, 2018

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	nDivision, Inc. (formerly Go2Green Landscaping, Inc.)
File No.:	333-212446

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission April 30, 2018 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey, LLP
MaloneBailey, LLP
www.malonebailey.com
Houston, Texas